Exhibit 10.7

TALEN ENERGY

EXECUTIVE DEFERRED COMPENSATION PLAN

EFFECTIVE JUNE 1, 2015

TALEN ENERGY

EXECUTIVE DEFERRED COMPENSATION PLAN

EFFECTIVE JUNE 1, 2015

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Article I

Purpose

1.1 The purpose of this Executive Deferred Compensation Plan is to provide certain executive officers and senior management employees of Talen Energy Supply, LLC and other Participating Companies a financially advantageous method to defer earned income.

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Article II

Definitions

2.1. “Account” means the account of Deferred Cash Compensation and Deferred Cash Awards established solely as a bookkeeping entry and maintained under Article V of this Plan.

2.2 “Affiliated Company” or “Affiliated Companies” shall mean any parent or subsidiaries of Talen Energy Supply, LLC (or companies under common control with Talen Energy Supply, LLC) which are members of the same controlled group of corporations (within the meaning of section 1563(a) of the Code) or which are under common control (within the meaning of Section 414(c) of the Code).

2.3 “Cash Award” means any cash incentive awards payable prior to any deferrals under this Plan.

2.4 “Cash Compensation” means base salary prior to any deferrals to this Plan or a Savings Plan.

2.5 “Company” means Talen Energy Supply, LLC.

2.6 “Deferred Cash Award” means the Cash Award of a Participant deferred under Article IV of this Plan.

2.7 “Deferred Cash Compensation” means the Cash Compensation of a Participant deferred under Article IV of this Plan.

2.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.9 “Participant” means an eligible employee of a Participating Company who elects to defer Cash Compensation and/or Cash Awards under this Plan.

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2.10 “Participating Company” means the Company and any other Affiliated Company that is designated by the Board of Directors of the Company to adopt this Plan by action of its board of directors or other governing body.

2.11 “Plan” means this Executive Deferred Compensation Plan as set forth herein and as hereafter amended from time to time.

2.12 “Retirement Plan” means the Talen Energy Retirement Plan or Talen Montana Retirement Plan.

2.13 “Savings Plan” means the Talen Energy Savings Plan, or Talen Energy Retirement Savings Plan.

2.14 “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury Regulations issued thereunder.

2.15 “Separation from Service” means a “separation from service” as defined in Section 409A.

2.16 “Total Amount Payable” means the amount credited to a Participant’s Account plus the calculated rate of return pursuant to Section 5.4.

2.17 “Unforeseeable Emergency” means an “unforeseeable emergency” as defined in Section 409A.

The masculine pronoun shall be deemed to include the feminine and the singular to include the plural unless a different meaning is plainly required by the context.

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Article III

Eligibility

3.1 All salaried employees in Base Pay Salary Groups 1-10 shall be eligible. Any salaried employee of a Participating Company who was hired by any subsidiary of PPL Corporation on or after January 1, 2012, who is not in Base Pay Salary Groups 1-10, and whose Cash Compensation and Cash Awards for the calendar year exceed the annual income ceiling of Code Section 401(a)(17) shall be eligible for the make-up contribution of Section 4.12 only. Other than for the Fixed Contribution of Section 4.11 or the make-up contribution of Section 4.12, an employee must elect to defer Cash Compensation or Cash Awards in some amount to be a Participant in this Plan.

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Article IV

Deferred Cash Compensation and Deferred Cash Awards

4.1 Participant shall have the right to elect to defer all, or a portion, of his Cash Compensation in excess of the estimated minimum annual payroll tax amount that the Participant must legally pay without regard to any deferral election.

4.2 Participant shall have the right to elect to have all, or a portion, of his Cash Awards deferred hereunder.

4.3 Any election to defer future Cash Compensation and/or Cash Awards for the first calendar year that Participant is eligible to participate in this Plan shall be made by the Participant in writing by the thirtieth (30th) day following the date on which the Participant is first eligible to participate by filing with the Human Resources the appropriate election form. Any such election shall be limited to Cash Compensation earned and Cash Awards granted after the date of the election.

4.4 Any election to defer or change the amount of Cash Compensation and/or Cash Awards to be deferred for any subsequent calendar year after the first calendar year of eligibility may be made by Participant not later than June 30 of the year preceding the year Cash Compensation is earned and Cash Awards are granted, with the exception of the deferral of salary, by filing an election form; provided, however, that an election once made will be presumed to continue for future years unless timely changed or revoked by Participant in accordance with Section 4.5. Deferral of salary or changes in salary deferral elections for any subsequent calendar year may be made not later than December 31 of the year preceding the year salary would otherwise be paid.

4.5 With the exception of an election to defer salary, Participant may revoke his election to defer Cash Compensation and/or Cash Awards at any time by so notifying Human Resources in writing not later than June 30 of the year preceding the year for which the revocation will be effective. For any subsequent calendar year, Participant may resume his election to defer if he files with Human Resources an election form not later than June 30 of the year preceding such subsequent calendar year. An election to defer salary may be revoked, or an election may be resumed, not later than December 31 of the year preceding the year salary would otherwise be paid.

4.6 The deferral of Cash Compensation shall be made in equal amounts in each pay period during the calendar year in which such Cash Compensation is to be earned.

4.7 Any election is filed with Human Resources and will be effective when actually received by.

4.8 Such an election, once made, will be irrevocable except as provided in Section 4.5.

4.9 Deferred Cash Compensation and Deferred Cash Awards shall be subject to the rules set forth in this Plan, and each Participant shall have the right to receive cash payments on account of Deferred Cash Compensation and Deferred Cash Awards only in the amounts and under the circumstances hereinafter set forth.

4.10 The Account of any Participant hired prior to January 1, 2012, by any subsidiary of PPL Corporation, with any Deferred Cash Compensation and Deferred Cash Awards for the calendar year, shall be increased by a matching contribution amount, equal to 100% of the aggregate Deferred Cash Compensation and Deferred Cash Awards that do not exceed 3% of Cash Compensation, minus the maximum amount of Matching

Contributions that could have been made to Participant’s Accounts in the Talen Energy Savings Plan for that calendar year if the Participant had made the maximum employee contributions permitted.

4.11 The Account of any Participant hired by any subsidiary of PPL Corporation, on or after January 1, 2012, with any Deferred Cash Compensation and Deferred Cash Awards for the calendar year shall be increased by a Matching Contribution. The Matching Contribution shall be an amount equal to 100% of the aggregate Deferred Cash Compensation and Deferred Cash Awards that do not exceed 6% Cash Compensation, minus the maximum amount of Matching Contributions that could have been made to the Participant’s Accounts in the Talen Energy Retirement Savings Plan for that calendar year if the Participant made the maximum employee contributions permitted. Any Participant hired by any subsidiary of PPL Corporation, on or after January 1, 2012 shall automatically receive a Fixed Contribution which shall be an amount equal to 3% of Cash Compensation and Cash Award minus the amount of the Fixed Contribution made to the Participant’s Accounts in the Talen Energy Retirement Savings Plan for that calendar year. No deferral election shall be required to be eligible for the Fixed Contribution.

4.12 For each year a salaried employee is eligible for the make-up contribution described herein, in accordance with Section 3.1, there shall be an Account for that employee to which shall be credited an amount equal to 9% of the excess of the Cash Compensation and Cash Awards for the year over the Code Section 401(a)(17) annual income ceiling. Except for the absence of any deferral by the employee, this Account shall constitute an “Account” under this Plan and subject to all provisions herein.

Article V

Account

5.1 The Company shall maintain an Account in the name of each Participant. Such Account shall be maintained as set forth in this Article V.

5.2 The Company shall credit the Deferred Cash Compensation to the applicable Participant’s Account on a daily basis for each business day as if Cash Compensation that would have been paid was paid over each business day of the calendar year.

5.3 The Company shall credit the Deferred Cash Award to the applicable Participant’s Account as of the same day that all Cash Awards not being deferred are paid.

5.4 Participant’s Account shall be credited in substantially equivalent frequency and with a calculated rate of return substantially equivalent to the rate of return that would have been realized had the Account been invested in one or more investment choices offered by the Savings Plan under which Participant is eligible to contribute. The investment choices utilized to calculate the rate of return on the Participant’s Account shall be those investment choices elected by the Participant in writing on an election form submitted to Human Resources. The Participant may change investment choices in the same manner as may be permitted by the Savings Plan for a Participant’s funds in that Plan.

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Article VI

Payment of Account - General Provisions

6.1 The Total Amount Payable shall be payable to Participant:

(a)	When the Participant has a Separation from Service with the Company and all Affiliated Companies, payments will commence for the amount of Participant’s Account, and applicable earnings under Section 5.4 six (6) calendar months after such Separation from Service in the form selected by the Participant pursuant to Section 6.2; or

(b)	If Participant, while employed by the Company or an Affiliated Company, is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the participant’s employer; payments will commence within thirty (30) days of such event or in any other form, as elected by Participant. Such election must be made and become irrevocable pursuant to the timing rules set forth for deferral elections under Article IV.

6.2	(a)	The Total Amount Payable shall be paid to Participant as elected by Participant, in a single sum or in annual installments up to a maximum of fifteen (15) years, or other Section 409A compliant forms approved by the Company. Such election must be made and become irrevocable pursuant to the timing rules set forth for deferral elections under Article IV.

(b)	The amount of each annual installment shall be determined by dividing the Total Amount Payable less any payments already made to Participant by the remaining number of annual installments to be made (i.e., a 10 year payout shall pay 1/10 of the Total Amount Payable as the first installment, 1/9 as the second annual installment, etc.).

6.3	(a)	If Participant dies while employed by the Company or an Affiliated Company or before all installments have been paid under this Article, payments shall be made in accordance with Section 6.3 (b) to the beneficiary designated in writing by Participant. Participant shall have a continuing power to designate a new beneficiary in the event of his death at any time prior to his death by written instrument delivered by Participant to the Human Resources without the consent or approval of any person theretofore named as his beneficiary. In the event the designated beneficiary does not survive Participant, payment will be made to an alternate beneficiary designated in writing by Participant. If no such designation is in effect at the time of death of Participant, or if no person so designated shall survive Participant, payment shall be made to Participant’s estate.

(b)	Payments made to Participant’s designated beneficiary shall be made in a single sum on or before the first day of the second month following the date of Participant’s death.

6.4 So long as there is a balance in Participant’s Account, the balance shall be credited with the calculated rate of return pursuant to Section 5.4. For any installment or other payment from the Account, the calculated rate of return shall accrue until the last business day as may be practicable prior to that payment to Participant or his beneficiary.

6.5 The Company may determine, in its sole discretion, that the Total Amount Payable shall be paid to a Participant or his beneficiary upon an Unforeseeable Emergency. In such case, a single sum payment shall be made upon the occurrence of such Unforeseeable Emergency equal to the amount necessary to satisfy the emergency need including amounts to pay any Federal, state, local or foreign taxes or penalties reasonably anticipated to result from the distribution. A distribution pursuant to this paragraph shall not be made to the extent that an Unforeseeable Emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, or by liquidation of Participant’s assets to the extent the liquidation does not itself cause severe financial hardship, or by cessation of deferrals under the Plan.

Article VII

Administration

7.1 Administration. The Company shall have the discretionary authority and final right to interpret, construe and make benefit determinations (including eligibility and amount) under the Plan. Such decisions are final and conclusive for all purposes. The Company shall have authority to delegate specified duties and responsibilities to specific Committees, or other Company management employees.

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Article VIII

Miscellaneous

8.1 If the person to receive payment is a minor, or is deemed by the Company or is adjudged to be legally incompetent, the payments shall be made to the duly appointed guardian or committee of such minor or incompetent, or they may be made to such person or persons who the Company believes are caring for or supporting such minors or incompetents.

8.2 Nothing in this Plan shall confer any right on any Participant to continue in the Company’s or an Affiliated Company’s employ or to receive compensation, nor shall anything in this Plan affect in any way the right of the Company or an Affiliated Company to terminate any Participant’s employment at any time.

8.3 The expenses of administration hereunder shall be borne by the Company.

8.4 This Plan shall be construed, administered and enforced according to the laws of the State of Delaware.

8.5 All payments from this Plan to Participant or a beneficiary of such Participant shall be made from the general assets of the Company and all Affiliated Companies. This Plan shall not require any Participating Company or an Affiliated Company to set aside, segregate, earmark, pay into trust or special account or otherwise restrict the use of its assets in the operation of the business. Participant shall have no greater right or status than as an unsecured general creditor with respect to any amounts owed to Participant hereunder.

8.6 All payments to persons entitled to benefits hereunder shall be made to such persons and shall not be grantable, transferable, pledged or otherwise assignable in anticipation of payment thereof, or subject to attachment, alienation, garnishment, levy, execution or other legal or equitable process in whole or in part, by the voluntary or involuntary acts of any such persons, or by operation of law, and shall not be liable or taken for any obligation of such person. The Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or federal court. As a condition of participation, a Participant agrees to hold the Company harmless from any claim that arises out of the Company’s obeying any such order whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

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Article IX

Termination or Amendment

9.1 Each Participating Company shall have the power to amend the Plan by or pursuant to action of its board of directors, but any such amendment to the Plan must be approved by the Company, and shall only apply to those Participants who are employees of the Participating Company authorizing the amendment. Any amendment that significantly affects the cost of the Plan or significantly alters the benefit design or eligibility requirements of the Plan shall be adopted by both the Company and any Participating Company whose employees are affected. In addition, the Company may adopt any amendment that does not significantly affect the cost of the Plan or significantly alter the benefit design or eligibility requirements of the Plan. Each amendment to the Plan will be binding on the Participating Company to which it applies. No termination or amendment shall (without Participant’s consent) alter: a) Participant’s right to payments of amounts previously credited to Participant’s Account, which amounts shall continue to be adjusted for earnings and losses as provided for herein as though termination or amendment had not been effected, b) the amount or times of payment of such amounts which have commenced prior to the effective date of such termination or amendment, or c) the rights set forth in Article VI to designate beneficiaries in the event of Participant’s death.

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